MC-371998

Certificate Of Incorporation

*I, **JOY A. RANKINE** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Gesher I Acquisition Corp.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 23rd day of February Two Thousand Twenty-One

Given under my hand and Seal at George Town in the Island of Grand Cayman this 23rd day of February Two Thousand Twenty-One

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 146020980745
www.verify.gov.ky
24 February 2021